Resources Connection Reports Financial Results for First Quarter Fiscal Year 2027

DALLAS, Texas, October 7, 2026 – Resources Connection, Inc. (Nasdaq: RGP) (the “Company”), a professional services firm, today announced its financial results for its first quarter of fiscal 2027 ended August 29, 2026.

First Quarter Fiscal 2027 Highlights Compared to Prior Year Quarter:

•Revenue of $98.1 million compared to $120.2 million
•Gross margin of 37.4% compared to 39.5%
•Selling, General and Administrative (“SG&A”) expenses improved to $43.1 million compared to $47.9 million
•Adjusted SG&A expenses, a non-GAAP measure, improved to $40.3 million compared to $44.5 million
•Net loss of $8.0 million (net loss margin of 8.1%) compared to net loss of $2.4 million (net loss margin of 2.0%)
•Diluted loss per common share of $0.23 compared to $0.07
•Adjusted EBITDA, a non-GAAP measure, of $(3.6) million (Adjusted EBITDA margin of (3.7%)) compared to $3.1 million (Adjusted EBITDA margin of 2.5%)

Management Commentary

“Our first-quarter results were within the revenue and gross margin ranges we communicated in July, with adjusted SG&A expense better than our outlook,” said Roger Carlile, President and Chief Executive Officer of RGP. “However, our revenue and profitability remained below our potential, driven primarily by lower project volume and utilization in Consulting and ongoing caution in client decision-making. We are addressing this with urgency by continuing to strengthen sales execution, improving Consulting project staffing and related utilization, and ongoing efforts to reduce our cost structure. At the same time, we are seeing positive indicators in the business, including the benefit from disciplined pricing in On-Demand Talent, opportunities in our pipeline, and strong performance within several strategic client relationships.”

“We remain confident in the long-term demand for RGP’s integrated model, which combines on-demand talent, consulting, and managed services to help clients move from strategy to execution. Our focus is on translating that differentiated model into more consistent revenue growth, improved utilization, and stronger profitability. While these efforts will take time to be fully reflected in our results, we are committed to disciplined execution and to building sustainable long-term value.”

First Quarter Fiscal 2027 Results

Revenue in the first quarter of fiscal 2027 was $98.1 million compared to $120.2 million in the first quarter of fiscal 2026. On a same-day constant currency basis, revenue was down 18.4% compared to the prior year quarter. Billable hours decreased 13.2% year-over-year and the average bill rate for the first quarter of fiscal 2027 decreased 5.8% year over year, or 5.6% on a constant currency basis. The decline in billable hours reflects longer client decision-making timelines, delayed project starts, and lower project volume in Consulting, together with On-Demand Talent demand that remained below prior year levels but continued to show signs of stabilization. The average bill rate reflects a continued shift in the geographic revenue mix towards regions with lower bill rates and the May 2026 sale of Sitrick Group, LLC ("Sitrick").

Gross margin in the first quarter of fiscal 2027 was 37.4% compared to 39.5% in the first quarter of fiscal 2026. The variance was primarily due to lower utilization of salaried consultants, while pay/bill ratio declined 70 basis points.

GAAP SG&A expenses for the first quarter of fiscal 2027 were $43.1 million, or 43.9% of revenue, which improved from $47.9 million, or 39.9% of revenue for the first quarter of fiscal 2026. The $4.8 million improvement in SG&A expenses year-over-year was primarily driven by a $2.5 million reduction in employee compensation and benefits costs following the reductions in force in fiscal 2026, a $0.9 million reduction in stock-based compensation due to executive separations in fiscal 2026 that resulted in equity acceleration expenses, a $1.2 million reduction in the use of external and internal consultants that supported various internal business initiatives, and a $0.5 million reduction in facilities costs as a result of exiting certain offices, together with $0.6 million from other items, variable compensation and acquisition costs. These improvements were partially offset by a $0.6 million increase in business meeting expenses and a $0.4 million increase in restructuring costs related to ongoing activity associated with the Company’s efforts to achieve an improved cost structure.

Income tax expense for the first quarter of fiscal 2027 was $0.4 million, or an effective tax rate of 5.9%, compared to income tax expense of $0.5 million, or an effective tax rate of 24.7% for the first quarter of fiscal 2026. The income tax expense in both quarters was primarily attributable to income tax expense from profitable foreign jurisdictions, while losses in certain domestic and foreign jurisdictions did not result in a tax benefit due to the existence of valuation allowances.

Net loss for the first quarter of fiscal 2027 was $8.0 million (net loss margin of 8.1%), compared to net loss of $2.4 million (net loss margin of 2.0%) in the prior year quarter as a result of top line performance, partially offset by considerable improvement in SG&A expenses. Adjusted EBITDA was $(3.6) million (margin of (3.7%) in the first quarter of fiscal 2027 compared to $3.1 million (margin of 2.5%) in the prior year quarter.

First Quarter Fiscal 2027 Segment Revenue Results

On-Demand Talent – Revenue in the On-Demand Talent segment was $38.6 million in the first quarter of fiscal 2027 compared to $44.4 million in the first quarter of fiscal 2026, reflecting a decrease of 13.2% (or 13.4% on a same day constant currency basis) due primarily to a decrease in billable hours of 16.4%, partially offset by a favorable increase in the average bill rate of 4.1% (or 3.9% on a constant currency basis). The change in billable hours reflects reduced demand for operational accounting roles compared to a year ago, although the Company is seeing stabilization. The improvement in average bill rate is the result of the Company's continued pricing discipline.

Consulting – Revenue in the Consulting segment was $32.4 million in the first quarter of fiscal 2027 compared to $43.6 million in the first quarter of fiscal 2026, reflecting a decrease of 25.8% (or 26.2% on a same day constant currency basis) due to a 27.1% decrease in billable hours, partially offset by a favorable 2.2% (or 1.7% on a constant currency basis) increase in the average bill rate. The decline in billable hours was primarily due to lower project activity as clients remained cautious about committing to new projects, which led to longer decision cycles and delayed project starts. The Company continues to invest in consulting leadership and business development talent to strengthen our capabilities and go-to-market execution as client demand evolves.

Europe & Asia Pacific – Revenue in the Europe & Asia Pacific segment was $17.1 million in the first quarter of fiscal 2027 compared to $19.9 million in the first quarter of fiscal 2026, reflecting a 13.9% decrease (or 13.3% on a same day constant currency basis). This was primarily due to a 12.2% decrease in the average bill rate (or 9.8% on a constant currency basis) and a 1.3% decrease in billable hours. The change in the average bill rate was due to a mix shift to lower cost markets in the Asia Pacific region.

Outsourced Services – Revenue in the Outsourced Services segment remained flat year over year. Billable hours increased 4.9%, and the average bill rate declined 1.0%.

All Other – The decline in revenue in the All Other segment in the first quarter of fiscal 2027 compared to the first quarter of fiscal 2026 reflects the sale of Sitrick during the fourth quarter of fiscal 2026 and the elimination of the All Other segment as of May 30, 2026.

Cash Position and Capital Allocation

As of August 29, 2026, cash and cash equivalents totaled $61.2 million, and the Company had up to $24.1 million of borrowing capacity available under its credit agreement with PNC Bank.

The Company used $18.9 million in cash from operations during the three months ended August 29, 2026 compared to cash used in operations of $7.8 million during the three months ended August 30, 2025. The cash used in operations for the three months ended August 29, 2026 was impacted primarily by the payout of annual incentive compensation in July, our operating results in the first quarter and payments related to executive transition and restructuring activities.

The Company paid a quarterly dividend of $0.07 per share on October 1, 2026, or $2.4 million in the aggregate, to stockholders of record at the close of business on September 3, 2026.

Conference Call Information

RGP will hold a conference call for analysts and investors at 5:00 p.m., ET, today, October 7, 2026. A live webcast of the call will be available on the Events section of the Company’s Investor Relations website. To access the call by phone, please go to this link (registration link), and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A replay of the webcast will also be available for 30 days by visiting the Events section of the Company’s Investor Relations website.

About RGP

RGP (Nasdaq: RGP) has been redefining professional services for over 30 years by closing the gap between advice and execution. RGP combines the flexibility of on-demand talent, the rigor of consulting, and the accountability of managed services for faster impact, smarter investment, and lower risk. The firm partners with CFOs and other C-suite leaders across finance, digital transformation, data, and cloud—connecting advisory to execution at global scale.

Based in Dallas, Texas, with offices worldwide, RGP annually engages with nearly 1,500 clients around the world from approximately 35 physical practice offices and multiple virtual offices. As of August 2026, RGP is proud to have served 90% percent of the Fortune 100 and has been recognized by U.S. News & World Report (2025–2026 Best Companies to Work For) and Forbes (America’s Best Midsize Employers 2026, America's Best Management Consulting Firms 2025, World’s Best Management Consulting Firms 2025).

Resources Connection, Inc. (RGP) is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: https://www.rgp.com.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to expectations concerning matters that are not historical facts. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “forecast,” “future,” “intends,” “may,” "might," “plans,” “potential,” “predicts,” “remain,” “should,” “strategy,” “target,” “will,” "would" or the negative of these terms or other comparable terminology. In this press release, such statements include statements regarding market conditions, strategic and operational plans and priorities for our business offerings, our use of AI and alignment of our cost structure, and expectations about our ability to improve future financial results. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include, but are not limited to, the following: risks related to an economic downturn or deterioration of general macroeconomic conditions, the highly competitive nature of the market for professional services, risks related to the loss of a significant number of our consultants, or an inability to attract and retain new consultants, the possible impact on our business from the loss of the services of one or more key members of our senior management or key sales professionals, risks related to potential significant increases in wages or payroll-related costs, our ability to secure new projects from clients, our ability to achieve or maintain a suitable pay/bill ratio, our ability to compete effectively in the competitive bidding process, risks related to unfavorable provisions in our contracts which may permit our clients to, among other things, terminate the contracts partially or completely at any time prior to completion, our ability to realize the level of benefit that we expect from our restructuring initiatives, risks that our digital expansion and technology transformation efforts may not be successful, our ability to use artificial intelligence and machine learning in our business, our ability to build an efficient support structure as our business continues to grow and transform, our ability to grow our business, manage our growth or sustain our current business, our ability to serve clients internationally, additional operational challenges from our international activities possible disruption of our business from our past and future acquisitions or dispositions, our potential inability to adequately protect our intellectual property rights, risks that our computer hardware and software and telecommunications systems are damaged, breached or interrupted, risks related to the failure to comply with data privacy laws and regulations and the adverse effect it may have on our reputation, results of operations or financial condition, our ability to comply with governmental, regulatory and legal requirements and company policies, the possible legal liability for damages resulting from the performance of projects by our consultants or for our clients’ mistreatment of our personnel, risks arising from changes in applicable tax laws or adverse results in tax audits or interpretations, the possible adverse effect on our business model from the reclassification of our independent contractors by foreign tax and regulatory authorities, the possible difficulty for a third party to acquire us and resulting depression of our stock price, the operating and financial restrictions from our credit facility, risks related to the variable rate of interest in our credit facility, the possible impact of activist shareholders, the possibility that we are unable to or elect not to pay our quarterly dividend payment, our ability to establish and maintain effective internal control over financial reporting, and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K for the year ended May 30, 2026, which was filed on July 24, 2026 and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

RESOURCES CONNECTION, INC.
SUMMARY OF CONSOLIDATED FINANCIAL RESULTS
(In thousands, except per share amounts)

	Three Months Ended
	August 29,	August 30,
	2026	2025
	(Unaudited)	(Unaudited)
Revenue	$98,086	$120,229
Cost of services	61,420	72,760
Gross profit	36,666	47,469
Selling, general and administrative expenses	43,076	47,916
Amortization expense	634	1,193
Depreciation expense	263	348
Loss from operations	(7,307)	(1,988)
Interest income, net	240	44
Other income	(19)	(104)
Loss before income tax expense	(7,528)	(1,928)
Income tax expense	442	477
Net loss	$(7,970)	$(2,405)

Net loss per common share:
Basic	$(0.23)	$(0.07)
Diluted	$(0.23)	$(0.07)

Weighted-average number of common and common equivalent shares outstanding:
Basic	34,554	33,062
Diluted	34,554	33,062

Cash dividends declared per common share	$0.07	$0.07

Revenue by Segment
On-Demand Talent	$38,559	$44,442
Consulting	32,380	43,641
Europe & Asia Pacific	17,132	19,888
Outsourced Services	10,015	9,994
All Other	—	2,264
Total consolidated revenue	$98,086	$120,229

Cash dividend
Total cash dividends paid	$2,412	$2,316

RESOURCES CONNECTION, INC.
SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(In thousands, except consultant headcount and average rates)

	August 29,	May 30,
SELECTED BALANCE SHEET INFORMATION:	2026	2026
	(Unaudited)	(Unaudited)
Cash and cash equivalents	$61,229	$82,372
Trade accounts receivable, net of allowance for credit losses	$69,735	$71,923
Total assets	$231,896	$257,399
Current liabilities	$51,094	$67,455
Total liabilities	$70,621	$87,625
Total stockholders’ equity	$161,275	$169,774

	Three Months Ended
	August 29,	August 30,
SELECTED CASH FLOW INFORMATION:	2026	2025
	(Unaudited)	(Unaudited)
Cash flow -- operating activities	$(18,861)	$(7,832)
Cash flow -- investing activities	$(269)	$(121)
Cash flow -- financing activities	$(1,879)	$(1,554)

	Three Months Ended
	August 29,	August 30,
SELECTED OTHER INFORMATION:	2026	2025
	(Unaudited)	(Unaudited)
Agile consultant headcount - on assignment, during period	1,976	2,231
Salaried consultant headcount - average of period	373	418
Average bill rate (1)	$114	$121
Average pay rate (1)	$54	$57
Common shares outstanding, end of period	34,702	33,391

(1) Rates represent the weighted average bill rates and pay rates across the countries in which we operate. Such weighted average rates are impacted by the mix of our business across the geographies as well as fluctuations in currency rates.

RESOURCES CONNECTION, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except number of business days)

The following table discloses the Company’s average bill rate by segment for the last five quarters ended:

	August 29, 2026	May 30, 2026	February 28, 2026	November 29, 2025	August 30, 2025
Average bill rate (1):	(Unaudited)
Consolidated bill rate	$114	$121	$122	$122	$121
On-Demand Talent	$146	$145	$146	$143	$140
Consulting	$163	$163	$163	$164	$160
Europe & Asia Pacific	$53	$57	$59	$61	$60
Outsourced Services	$135	$138	$136	$133	$136

(1)Average bill rate is calculated by dividing total realized service revenue by the total number of billable hours.

	Three Months Ended
Number of Business Days	August 29, 2026	August 30, 2025
	(Unaudited)	(Unaudited)
On-Demand Talent (1)	64	64
Consulting (1)	64	64
Europe & Asia (2)	65	64
Outsourced Services (1)	64	64
All Other (1)	64	64

(1) This represents the number of business days in the U.S.

(2) The business days in international regions represent the weighted-average number of business days.

Non-GAAP Financial Measures
The Company uses certain financial measures that are not calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”) to supplement the evaluation of our financial and operating performance. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, the most directly comparable measures prepared in accordance with GAAP. An non-GAAP financial measure is a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the Consolidated Statements of Operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable GAAP measure so calculated and presented. The following non-GAAP measures are presented in this press release:

•Same-day constant currency revenue adjusts reported revenue for the impact of foreign currency fluctuations and differences in the number of business days between comparable periods.

oCurrency impact. To remove the impact of fluctuations in foreign currency exchange rates, the Company calculates same-day constant currency revenue by applying the exchange rates in effect during the comparable prior period to the current period revenue.

oBusiness days impact. To remove the effect of fluctuations caused by comparable periods having a different number of business days, the Company calculates same-day revenue as current period revenue, adjusted for currency impact, divided by the number of business days in the current period and multiplied by the number of business days in the comparable prior period. The number of business days in each respective period is provided in the “Number of Business Days” section of the “Reconciliation of GAAP to Non-GAAP Financial Measures” table below.

•EBITDA is calculated as net income (loss) before amortization expense, depreciation expense, interest and income taxes.

•Adjusted EBITDA is calculated as EBITDA excluding stock-based compensation expense, amortized Enterprise Resource Planning (“ERP”) system costs, acquisition costs, gain on sale of assets, restructuring costs, executive transition costs, Sitrick transition costs, and other items management believes are not representative of the Company's core operations. We also present herein Adjusted EBITDA at the segment level as a measure used to assess the performance of our segments. Segment Adjusted EBITDA excludes certain shared corporate administrative costs that are not practical to allocate.

•Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by revenue.

•Adjusted diluted earnings (loss) per common share is calculated as diluted earnings (loss) per common share, excluding the per share impact of stock-based compensation expense, technology transformation costs, acquisition costs, goodwill impairment, gain on sale of assets, restructuring costs, CEO transition costs, and adjusted for the related tax effects of these adjustments.

•Adjusted SG&A expense is calculated as SG&A expenses excluding stock-based compensation, amortized ERP system costs, technology transformation costs, acquisition costs, gain on sale of assets, restructuring costs, CEO transition costs, and other items management believes are not representative of the Company's core operations.

We believe the above-mentioned non-GAAP financial measures, which are used by management to assess the core performance of our Company, provide useful information and additional clarity of our operating results to our investors in their own evaluation of the core performance of our Company and facilitate a comparison of such performance from period to period. These are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for revenue, net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our revenue, profitability or liquidity. These measures should be considered in addition to, and not as a substitute for, revenue, net income (loss), earnings (loss) per share, cash flows or other measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently.

RESOURCES CONNECTION, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except number of business days)

Same-day Constant Currency Revenue by Segment - Year-over-Year Comparison

	Three Months Ended
	August 29, 2026				August 30, 2025
	(Unaudited)				(Unaudited)
	As reported (GAAP)	Currency impact	Business days impact	Same-day constant currency revenue	As reported (GAAP)
On-Demand Talent	$38,559	$(73)	$—	$38,486	$44,442
Consulting	32,380	(148)	(5)	32,227	43,641
Europe & Asia Pacific	17,132	466	(360)	17,238	19,888
Outsourced Services	10,015	—	—	10,015	9,994
All Other	—	—	—	—	2,264
Total Consolidated	$98,086	$245	$(365)	$97,966	$120,229

Same-day Constant Currency Revenue by Segment - Sequential Period Comparison

	Three Months Ended
	August 29, 2026				May 30, 2026
	(Unaudited)				(Unaudited)
	As reported (GAAP)	Currency impact	Business days impact	Same-day constant currency revenue	As reported (GAAP)
On-Demand Talent	$38,559	$(4)	$—	$38,555	$40,413
Consulting	32,380	(23)	(9)	32,348	36,632
Europe & Asia Pacific	17,132	126	(870)	16,388	17,087
Outsourced Services	10,015	—	—	10,015	10,343
All Other	—	—	—	—	1,640
Total Consolidated	$98,086	$99	$(879)	$97,306	$106,115

RESOURCES CONNECTION, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts and percentages)

Adjusted EBITDA to Net Loss

	Three Months Ended
	August 29, 2026	% of Revenue (1)	August 30, 2025	% of Revenue (1)
Adjusted EBITDA:	(Unaudited)		(Unaudited)
On-Demand Talent	$2,057	5.3%	$4,422	10.0%
Consulting	1,661	5.1%	5,045	11.6%
Europe & Asia Pacific	(119)	(0.7%)	837	4.2%
Outsourced Services	1,533	15.3%	2,330	23.3%
All Other	—	—%	183	8.1%
Unallocated items (2)	(8,756)		(9,752)
Consolidated Adjusted EBITDA	(3,624)		3,065
Adjustments:
Stock-based compensation expense	(1,422)		(2,281)
Amortized ERP system costs (3)	(702)		(702)
Acquisition costs (4)	(150)		(425)
Gain on sale of assets (5)	(76)		—
Restructuring costs (6)	(417)		—
Amortization expense	(634)		(1,193)
Depreciation expense	(263)		(348)
Interest expense	(240)		(44)
Loss before income tax expense	(7,528)		(1,928)
Income tax expense	(442)		(477)
Net loss	$(7,970)		$(2,405)

Adjusted Diluted Loss per Common Share - Three Months Ended August 29, 2026 and August 30, 2025

	Three Months Ended
	August 29,	% of	August 30,	% of
Adjusted EBITDA	2026	Revenue (1)	2025	Revenue (1)

Net loss	$(7,970)	(8.1%)	$(2,405)	(2.0%)
Adjustments:
Amortization expense	634	0.6%	1,193	1.0%
Depreciation expense	263	0.3%	348	0.3%
Interest income, net	240	0.2%	44	—%
Income tax expense	442	0.5%	477	0.4%
EBITDA	(6,391)	(6.5%)	(343)	(0.3%)
Stock-based compensation expense	1,422	1.4%	2,281	1.9%
Amortized ERP system costs (3)	702	0.7%	702	0.6%
Acquisition costs (4)	150	0.2%	425	0.4%
Gain on sale of assets (5)	76	0.1%	—	—%
Restructuring costs (6)	417	0.4%	—	—%
Adjusted EBITDA	$(3,624)	(3.7%)	$3,065	2.5%

Adjusted Diluted Loss per Common Share
Diluted loss per common share, as reported	$(0.23)		$(0.07)
Stock-based compensation expense	0.04		0.07
Amortized ERP system costs (3)	0.02		0.02
Acquisition costs (4)	—		0.01
Gain on sale of assets (5)	—		—
Restructuring costs (6)	0.01		—
Income tax impact of adjustments (7)	—		—
Adjusted diluted loss per common share (8)	$(0.16)		$0.03

SG&A Expenses to Run Rate SG&A Expenses

	Three Months Ended
	August 29, 2026	August 30, 2025
	(Unaudited)
SG&A expenses	$43,076	$47,916
Stock-based compensation expense	(1,422)	(2,281)
Amortized ERP system costs (3)	(702)	(702)
Acquisition costs (4)	(150)	(425)
Gain on sale of assets (5)	(76)	—
Restructuring costs (6)	(417)	—
Run rate SG&A expenses	$40,309	$44,508

(1) The percentage of revenue may not foot due to rounding.

(2) Unallocated items are generally comprised of unallocated corporate administrative costs, including management and board compensation, corporate support function costs and other general corporate costs that are not allocated to segments.

(3) Amortized ERP system costs represent the amortization of capitalized technology transformation costs related to a newly implemented ERP system, which was recorded within selling, general, and administrative expenses on the Consolidated Statements of Operations.

(4) Acquisition costs primarily represent costs included in net loss related to the Company’s business acquisition of Reference Point. These costs include transaction bonuses and cash retention bonus accruals.

(5) Gain on sale of assets was related to the Company’s sale of Sitrick.

(6) Restructuring costs during the three months ended August 29, 2026 include employee termination costs incurred in connection with the reduction in force associated with the 2026 Transformation Initiative.

(7) The tax effect of each adjustment is determined based on the tax laws and valuation allowance position within the relevant jurisdiction. The adjusted effective income tax rate, which is used to determine Adjusted Net Income, reflects statutory tax rate adjusted for valuation allowances and pre-tax items, where applicable. For both the three months ended August 29, 2026 and August 30, 2025 due to the existence of valuation allowance, the tax impact of the adjustments is immaterial

(8) Adjusted diluted (loss) earnings per common share is based on weighted average diluted shares outstanding of 35,069,785 and 33,165,096 for the three months ended August 29, 2026 and August 30, 2025, respectively.

Analyst Contact:
Jessica Block
Interim Chief Financial Officer
(US+) 1-214-777-0600
Jessica.Block@rgp.com

Media Contact:
Jennifer Jones
Chief Strategy and Experience Officer
(US+) 1-214-777-0600
media@rgp.com